EXHIBIT 16.2

STAN J.H. LEE, CPA

December 5, 2013

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Re:

Eaton Scientific Systems Inc.

Eaton Scientific Systems, Ltd.

Dear Sirs/Madams:

We have read Item 9 of the Annual Report on Form 10-K dated May 16, 2013 of Eaton Scientific Systems, Inc., and we agree with the statements made therein concerning our firm.

Very truly yours,

/s/ Stan J.H. Lee, CPA